Exhibit 4.6

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is made as of November 26, 2017, between ARDMORE SHIPPING CORPORATION, a Republic of the Marshall Islands corporation (the “Company”), and GA HOLDINGS LLC, a Republic of the Marshall Islands limited liability company (“Seller”).

RECITALS

WHEREAS, Seller owns an aggregate of 5,787,942 shares (the “Shares”) of the Company’s common stock (“Common Stock”), of which (a) 5,702,288 of the Shares have been registered for resale under Registration Statements on Form F-3 (File Nos. 333-206501 and 333-213343) (the “Registered Shares”) and (b) 85,654 of the Shares (the “Unregistered Shares”) were issued pursuant to the Company’s Dividend Reinvestment Plan and have not been registered for resale under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, Seller contemplates selling 5,579,978 of the Registered Shares in an underwritten public offering (the “Public Offering”) and has provided the Company the opportunity to consider (a) purchasing some of the Registered Shares from the underwriters in the Public Offering and (b) purchasing from Seller, concurrently with the closing of the Public Offering, the Unregistered Shares;

WHEREAS, the Company desires to purchase from the underwriters in the Public Offering some of the Registered Shares and, concurrently with the closing of the Public Offering, the Company desires to purchase from Seller, and Seller desires to sell to the Company, the Unregistered Shares on the terms and conditions set forth herein (the “Transaction”); and

WHEREAS, in connection with the Public Offering, the Seller plans to distribute to certain of its members the remaining 122,310 of the Registered Shares.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Purchase Price. The parties agree that the aggregate purchase price (the “Purchase Price”) to be paid by the Company to Seller for the Unregistered Shares is an amount equal to the product of (a) the number of Unregistered Shares multiplied by (b) the price per share of Common Stock paid by the underwriters to Seller in the Public Offering.

2.       Closing. The closing of the Transaction (the “Closing”) shall occur concurrently with the closing of the Public Offering (excluding the exercise of any option granted to the underwriters to purchase additional shares of Common Stock). At the Closing, (a) Seller shall deliver or cause to be delivered to the Company all right, title and interest in and to the Unregistered Shares, free and clear of any lien, pledge, charge, security interest, encumbrance, option, equity or other adverse claim thereto (collectively, “Liens”) (except for Liens in favor of or created by the Company or any affiliate thereof, other than the Seller, Reginald Jones or Niall McComiskey), together with any documents of conveyance or transfer reasonably required by the Company to transfer to and confirm all right, title and interest in and to the Unregistered Shares free and clear of any Liens (except for Liens in favor of or created by the Company or any affiliate thereof, other than the Seller, Reginald Jones or Niall McComiskey), and (b) the Company shall deliver to Seller the Purchase Price, by wire transfer of immediately available funds, to an account designated by Seller to the Company at least one business day prior to the Closing.

3.       Condition to Closing. Notwithstanding anything to the contrary, the Company’s obligations to repurchase the Unregistered Shares shall be subject to the closing of the Public Offering (excluding the exercise of any option granted to the underwriters to purchase additional shares of Common Stock) and the purchase by the underwriters of 5,579,978 of the Registered Shares in connection with the Public Offering.

4.       Representations and Warranties of Seller. Seller hereby represents, warrants and agrees for the benefit of Company as follows:

(a)     Seller has sufficient authority to consummate the Transaction and enter into this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”).

(b)     Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

(c)     Seller acknowledges and agrees that (i) Seller has been furnished with all materials it considers relevant to making its decision to enter into this Agreement and to consummate the Transaction and has had the opportunity to review (A) the Company’s filings and submissions with the U.S. Securities and Exchange Commission, including, without limitation, all information filed or furnished pursuant to the Securities Exchange Act of 1934, as amended (collectively, the “Public Filings”), and (B) this Agreement (collectively, the “Materials”), (ii) Seller has had a full opportunity to ask questions of the Company concerning the Company, its business, operations, performance, condition (financial or other) and prospects, and the terms and conditions of the Transaction, and to obtain from the Company any information that it considers necessary in making an informed decision and to verify the accuracy of the information set forth in the Public Filings and the other Materials, (iii) Seller has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Transaction and to make an informed decision with respect to the Transaction, and (iv) no statement or written material contrary to the Public Filings or the Materials has been made or given to Seller by or on behalf of the Company.

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(d)     Other than as set forth in the Seller’s Schedule 13D filed with the U.S. Securities and Exchange Commission on June 21, 2016, Seller is the sole legal and beneficial owner of the Unregistered Shares. Seller has good, valid and marketable title to the Unregistered Shares, free and clear of any Liens. Upon completion of the Transaction, Company will receive good and marketable title to the Unregistered Shares, free and clear of any Liens.

5.       Representations and Warranties of the Company. The Company hereby represents, warrants and agrees for the benefit of Seller as follows:

(a)     The Company has sufficient authority to consummate the Transaction and enter into this Agreement.

(b)     This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.

(c)     This Agreement and consummation of the Transaction will not violate, conflict with or result in a breach of or default under (i) the charter, bylaws or other organizational documents of the Company, (ii) any agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company, except for such violations, conflicts or breaches under clauses (ii) and (iii) above that would not, individually or in the aggregate, have a material adverse effect on the performance of the Company’s obligations under this Agreement or on the consummation of the transactions contemplated hereby.

(d)     The Company has made available to Seller (including via the U.S. Securities and Exchange Commission’s EDGAR system) a copy of the Public Filings. None of the Public Filings filed under the Securities Exchange Act of 1934, as amended, contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the U.S. Securities and Exchange Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the staff of the U.S. Securities and Exchange Commission with respect to any of the Public Filings.

6.       Company Reliance. Seller acknowledges and agrees that the Company is relying on Sellers’s representations, warranties and agreements herein as a condition to proceeding with the Transaction. Without such representations, warranties and agreements, the Company would not engage in the Transaction.

7.       Seller Reliance. The Company acknowledges and agrees that the Seller is relying on the Company’s representations, warranties and agreements herein as a condition to proceeding with the Transaction. Without such representations, warranties and agreements, the Seller would not engage in the Transaction.

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8.       Miscellaneous.

(a)     Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(b)     Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles of such state. The parties to this Agreement hereby agree to submit to the jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any courts thereof in any action or proceeding arising out of or relating to this Agreement.

(c)      Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(d)     Amendments. This Agreement may be amended only by an instrument in writing executed by the Company and Seller.

(e)     Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person or entity any right or remedies under or by reason of this Agreement.

(f)      Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby.

(g)     Further Assurances. Seller agrees that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the Transaction.

(h)     Counterparts. This Agreement may be executed and delivered in multiple counterparts, including by means of facsimile and electronic mail, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

(i)      Termination. This Agreement shall automatically terminate and be of no further force and effect if the closing of the Public Offering (excluding the exercise of any option granted to the underwriters to purchase additional shares of Common Stock) shall not have occurred prior to December 31, 2017.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this SHARE PURCHASE AGREEMENT as of the date first above written.

ARDMORE SHIPPING CORPORATION

By:	/s/ Paul Tivnan
Name:	Paul Tivnan
Title:	Chief Financial Officer, Treasurer and Secretary

GA HOLDINGS LLC

By:	/s/ Reginald L. Jones III
Name:	Reginald L. Jones III
Title:	Director